Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Enzo Biochem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction (1)(2)	Fee rate	Amount of Filing Fee
Fees to Be Paid	$37,072,763	0.00015310	$5,675.84	(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$37,072,763
Total Fees Due For Filing			$5,675.84
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$5,675.84

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share of Enzo Biochem, Inc. (the “Common Stock”).

(2)

The aggregate number of securities to which this transaction applies: As of June 23, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 52,960,820 shares of Common Stock, which consists of:

(a)	52,432,129 shares of Common Stock entitled to receive the per share merger consideration consisting of a $0.70 per share cash payment (the “per share merger consideration”); and

(b)	528,961 shares of Common Stock underlying restricted stock units (assuming fulfillment of vesting conditions, as applicable) entitled to receive the per share merger consideration.

(3)	Estimated solely for the purposes of calculating the filing fee, as of June 23, 2025, the underlying maximum aggregate value of the transaction was calculated as the sum of:

(a)	the product of 52,432,129 shares of Common Stock and the per share merger consideration; and

(b)	the product of 528,961 shares of Common Stock underlying restricted stock units (assuming fulfillment of vesting conditions, as applicable) and the per share merger consideration.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.